Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SINGLE TOUCH SYSTEMS INC.", CHANGING ITS NAME FROM "SINGLE TOUCH SYSTEMS INC." TO "SITO MOBILE, LTD.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF SEPTEMBER, A.D. 2014, AT 9:44 O'CLOCK A.M..

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS..

State of Delaware Secretary of State Division of Corporations Delivered 09:47 AM 09/26/2014 FILED 09:44 AM 09/26/2014 SRV 141225222 - 3236663 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SINGLE TOUCH SYSTEMS, INC.

Single Touch Systems Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

ARTICLE FIRST of the corporation is being amended as follows: The name of the Corporation (hereinafter referred to as the "Corporation") is SITO Mobile, Ltd.

SECOND: The Amendment of the Certificate of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors, in accordance with the provisions of Sections I41(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed this 26th day of September 2014.

Single Touch Systems Inc.

By:	/s/ Jerry Hug
Name:	Jerry Hug
Title:	Interim Chief Executive Officer